EXHIBIT 99.1

Flushing Financial Corporation Reports First Quarter 2012 Results

FIRST QUARTER 2012

  GAAP diluted earnings per common share were $0.23, a decrease of $0.03 from the comparable prior year period, and a decrease of $0.04 from the three months ended December 31, 2011.
  Core diluted earnings per common share were $0.24, a decrease of $0.05 from the comparable prior year period, and a decrease of $0.02 from the three months ended December 31, 2011.
  The net interest margin increased six basis points to 3.68% from both the comparable prior year period and the three months ended December 31, 2011.
  Net interest income was a record $37.3 million.
  Loan originations increased $19.6 million, or 19.7%, from the three months ended March 31, 2011.
  Loan applications in process increased $64.0 million during the first quarter to $258.4 million at March 31, 2012.
  Net charge-offs for the quarter were 0.72% of average loans.
  Allowance for loan losses as a percentage of gross loans increased to 0.95% at March 31, 2012.
  The provision for loan losses totaled $6.0 million.
  The Office of the Comptroller of the Currency ("OCC") completed their first examination of Flushing Savings Bank, FSB.

LAKE SUCCESS, N.Y. , April 24, 2012 (GLOBE NEWSWIRE) -- Flushing Financial Corporation (the "Company") (Nasdaq:FFIC), the parent holding company for Flushing Savings Bank, FSB (the "Bank"), today announced its financial results for the three months ended March 31, 2012.

John R. Buran, President and Chief Executive Officer, stated: "The first quarter of 2012 saw the continuation of a number of trends in our Company's financial performance and significant encouraging improvement in other trends.

"Nonperforming assets increased by $3.4 million during the first quarter of 2012. Charge-offs and the provision for loan losses were both similar to last quarter's performance. As in most of the prior quarters, the majority of charge-offs came from revisions to our carrying values based upon our program of continually obtaining updated appraisals. As in prior quarters, we have recorded charge-offs based upon these up-to-date values as opposed to adding to the allowance. As a result, we do not carry non-performing assets at more than 85% of their current appraised value. This process has insured that we have kept pace with changing values in the real estate market and helped maintain strong returns on our OREO and delinquent loan sales, the latter of which was 91% of book balance for the quarter.

"Classified assets and criticized assets continued their improving trend that began a little over a year ago, which has resulted in a 14% reduction in these categories since December 2010.

"Our margins continued to expand for the quarter, increasing six basis points from the trailing quarter. Continued growth in core deposits helped us to reduce funding costs for the Company as we lowered total deposit and borrowing rates by 26 basis points from the first quarter of 2011. This enabled us to deliver record net interest income for the quarter of $37.3 million.

"Loan originations increased almost 20% for the quarter compared to the first quarter of 2011. Simultaneously the pipeline grew to $258.4 million, our largest loan pipeline since June 2008.

"At March 31, 2012, the Bank continues to be well-capitalized under regulatory requirements, with Core, Tier 1 risk-based and Total risk-based capital ratios of 9.54%, 13.98% and 15.02%, respectively."

Core earnings, which exclude the effects of net gains or losses from fair value adjustments and other-than-temporary impairment ("OTTI") charges, were $7.4 million for the three months ended March 31, 2012, a decrease of $1.5 million, or 16.5%, from $8.8 million in the comparable prior year period. Core diluted earnings per common share were $0.24 for the three months ended March 31, 2012, a decrease of $0.05, or 17.2%, from the comparable prior year period.

For a reconciliation of core earnings and core diluted earnings per common share to accounting principles generally accepted in the United States ("GAAP") net income and GAAP diluted earnings per common share, please refer to the tables in the section titled "Reconciliation of GAAP and Core Earnings."

Earnings Summary - Three Months Ended March 31, 2012

Net income for the three months ended March 31, 2012 was $7.1 million, a decrease of $0.8 million, or 10.4%, compared to $8.0 million for the three months ended March 31, 2011. Diluted earnings per common share were $0.23 for the three months ended March 31, 2012, a decrease of $0.03, or 11.5%, from $0.26 for the three months ended March 31, 2011.

Return on average equity was 6.8% for the three months ended March 31, 2012 compared to 8.2% for the three months ended March 31, 2011. Return on average assets was 0.7% for the three months ended March 31, 2012 and 2011.

For the three months ended March 31, 2012, net interest income was $37.3 million, an increase of $0.2 million, or 0.5%, from $37.2 million for the three months ended March 31, 2011. The increase in net interest income was attributable to a six basis point increase in the net-interest spread to 3.53% for the three months ended March 31, 2012 from 3.47% for the three months ended March 31, 2011, partially offset by a decrease of $43.8 million in the average balance of interest-earning assets to $4,062.3 million for the three months ended March 31, 2012 from $4,106.0 million for the comparable prior year period. The yield on interest-earning assets decreased 20 basis points to 5.36% for the three months ended March 31, 2012 from 5.56% for the three months ended March 31, 2011. However, this was more than offset by a decline in the cost of funds of 26 basis points to 1.83% for the three months ended March 31, 2012 from 2.09% for the comparable prior year period. The net interest margin improved six basis points to 3.68% for the three months ended March 31, 2012 from 3.62% for the three months ended March 31, 2011. Excluding prepayment penalty income, the net interest margin would have been 3.57% for the three months ended March 31, 2012 and 2011.

The 20 basis point decline in the yield of interest-earning assets was primarily due to a 17 basis point reduction in the yield of the loan portfolio to 5.83% for the three months ended March 31, 2012 from 6.00% for the three months ended March 31, 2011, combined with a 35 basis point decline in the yield on total securities to 3.81% for the three months ended March 31, 2012 from 4.16% for the comparable prior year period. In addition, the yield of interest-earning assets was negatively impacted by a $54.7 million decrease in the average balance of the higher yielding loan portfolio for the three months ended March 31, 2012 and a $23.9 million increase in the average balances of the lower yielding securities portfolio for the three months ended March 31, 2012, which has a lower yield than the yield of total interest-earning assets. These factors that reduced the yield were partially offset by a $13.0 million decrease in the average balance of lower yielding interest-earning deposits to $45.0 million for the three months ended March 31, 2012 from $57.9 million for the comparable prior year period. The 17 basis point decrease in the loan portfolio was primarily due to the decline in the rates earned on new loan originations partially offset by an increase in prepayment penalty income during the three months ended March 31, 2012 compared to the three months ended March 31, 2011. The yield on the mortgage loan portfolio decreased 16 basis points to 5.94% for the three months ended March 31, 2012 from 6.10% for the three months ended December 31, 2011. The yield on the mortgage loan portfolio, excluding prepayment penalty income, decreased 23 basis points to 5.80% for the three months ended March 31, 2012 from 6.03% for the three months ended March 31, 2011. The 35 basis point decrease in the securities portfolio yield was primarily due to the purchase of new securities at lower yields than the existing portfolio.

The 26 basis point decrease in the cost of interest-bearing liabilities was primarily attributable to the Bank reducing the rates it pays on its deposit products and a reduction in the cost of borrowed funds. The cost of certificates of deposit, money market accounts, savings accounts and NOW accounts decreased 14 basis points, 16 basis points, 34 basis points and 18 basis points, respectively, for the three months ended March 31, 2012 from the comparable prior year period. This resulted in a decrease in the cost of due to depositors of 15 basis points to 1.45% for the three months ended March 31, 2012 from 1.60% for the three months ended March 31, 2011. The cost of borrowed funds decreased 81 basis points from the comparable prior year period to 3.60% for the three months ended March 31, 2012. This decrease in the cost of borrowed funds was primarily due to maturing borrowing being replaced at lower rates.

The net interest margin for the three months ended March 31, 2012 increased six basis points to 3.68% from 3.62% for the three months ended December 31, 2011. The yield on interest-earning assets decreased three basis points during the first quarter of 2012 to 5.36%, while the cost of interest-bearing liabilities decreased nine basis points to 1.83%. Excluding prepayment penalty income, the net interest margin increased one basis point to 3.57% for the three months ended March 31, 2012 from 3.56% for the three months ended December 31, 2011.

A provision for loan losses of $6.0 million was recorded for the three months ended March 31, 2012; an increase of $1.0 million from $5.0 million that was recorded for the three months ended March 31, 2011. During the three months ended March 31, 2012, non-performing loans increased $2.5 million to $119.9 million from $117.4 million at December 31, 2011. Net charge-offs for the three months ended March 31, 2012 totaled $5.7 million. The current loan-to-value ratio for our non-performing loans collateralized by real estate was 62.6% at March 31, 2012. When we have obtained properties through foreclosure, we have been able to quickly sell the properties at amounts that approximate book value. We anticipate that we will continue to see low loss content in our loan portfolio. The Bank continues to maintain conservative underwriting standards. However, given the level of non-performing loans, the current economic uncertainties, and the charge-offs recorded in the first quarter of 2012, management, as a result of the regular quarterly analysis of the allowance for loans losses, deemed it necessary to record a $6.0 million provision for possible loan losses in the first quarter of 2012.

Non-interest income for the three months ended March 31, 2012 was $1.9 million, an increase of $1.0 million from $0.9 million for the three months ended March 31, 2011. The increase in non-interest income was primarily due to a $0.9 million decrease in OTTI charges recorded during the three months ended March 31, 2012 compared to the three months ended March 31, 2011.

Non-interest expense was $21.5 million for the three months ended March 31, 2012, an increase of $1.5 million, or 7.6%, from $20.0 million for the three months ended March 31, 2011. The increase was primarily due to the growth of the Bank over the past year, which included the opening of a new branch in January 2012, an increase in stock based compensation expense, employee benefits expense and other real estate owned/foreclosure expense. Salaries and benefits increased $1.0 million for the three months ended March 31, 2012 compared to the three months ended March 31, 2011. In addition, other real estate owned/foreclosure expense and other operating expense for the three months ended March 31, 2012 increased $0.4 million and $0.3 million, respectively, compared to the three months ended March 31, 2011. These increases were partially offset by a $0.4 million decrease in FDIC assessments during the three months ended March 31, 2012 from the comparable prior year period. The efficiency ratio was 53.4% for the three months ended March 31, 2012 compared to 50.4% for the three months ended March 31, 2011.

Balance Sheet Summary – At March 31, 2012

Total assets at March 31, 2012 were $4,358.0 million, an increase of $70.0 million, or 1.6%, from $4,287.9 million at December 31, 2011. Total loans, net decreased $0.5 million, during the three months ended March 31, 2012 to $3,198.1 million from $3,198.5 million at December 31, 2011. Loan originations and purchases were $118.6 million for the three months ended March 31, 2012, an increase of $19.6 million from $99.1 million for the three months ended March 31, 2011. During the three months ended March 31, 2012, we continued to focus on the origination of multi-family properties and deemphasize non-owner occupied commercial real estate and construction lending. Loan applications in process have continued to show improvement, totaling $258.4 million at March 31, 2012 compared to $194.4 million at December 31, 2011 and $164.7 million at March 31, 2011.

The following table shows loan originations and purchases for the periods indicated. The table includes loan purchases of $3.5 million and $12.6 million for the three months ended March 31, 2012 and 2011, respectively.

	For the three months ended March 31,
(In thousands)	2012	2011
Multi-family residential	$ 61,903	$ 46,019
Commercial real estate	3,424	1,419
One-to-four family – mixed-use property	5,115	4,819
One-to-four family – residential	5,805	3,353
Co-operative apartments	--	--
Construction	--	1,006
Small Business Administration	266	2,329
Taxi Medallion	3,464	23,824
Commercial business and other	38,636	16,291
Total	$ 118,613	$ 99,060

The Bank continues to maintain conservative underwriting standards that include, among other things, a loan-to-value ratio of 75% or less and a debt coverage ratio of at least 125%. Multi-family residential, commercial real estate and one-to-four family mixed-use property mortgage loans originated during the first quarter of 2012 had an average loan-to-value ratio of 43.3% and an average debt coverage ratio of 226%.

Non-accrual loans and charge-offs for impaired loans remain at elevated levels, primarily due to the current economic environment. The Bank reviews its delinquencies on a loan by loan basis working with borrowers to help them meet their obligations and return them back to current status. The Bank takes a proactive approach to managing delinquent loans, including conducting site examinations and encouraging borrowers to meet with a Bank representative. The Bank has been developing short-term payment plans that enable certain borrowers to bring their loans current and has employees experienced in loan workouts to manage the delinquent loans. The Bank has also restructured certain problem loans by either: reducing the interest rate until the next reset date, extending the amortization period thereby lowering the monthly payments, deferring a portion of the interest payment, or changing the loan to interest only payments for a limited time period. At times, certain problem loans have been restructured by combining more than one of these options. These restructurings have not included a reduction of principal balance. The Bank believes that restructuring these loans in this manner will allow certain borrowers to become and remain current on their loans. These restructured loans are classified as troubled debt restructured ("TDR"). Loans which have been current for six consecutive months at the time they are restructured as TDR remain on accrual status. Loans which were delinquent at the time they are restructured as a TDR are placed on non-accrual status until they have made timely payments for six consecutive months. Loans that are restructured as TDR but are not performing in accordance with the restructured terms are excluded from the TDR table below, as they are placed on non-accrual status and reported as non-performing loans.

The following table shows loans classified as TDR that are performing according to their restructured terms at the periods indicated:

(In thousands)	March 31, 2012	December 31, 2011
Accrual Status:
Multi-family residential	$ 2,356	$ 9,412
Commercial real estate	2,404	2,413
One-to-four family - mixed-use property	1,084	795
Construction	5,008	5,584
Commercial business and other	2,000	2,000

Total	12,852	20,204

Non-accrual status:
Commercial real estate	1,388	--
One-to-four family - mixed-use property	170	--
Total	1,558	--

Total performing troubled debt restructured	$ 14,410	$ 20,204

During the three months ended March 31, 2012, three TDR totaling $6.9 million were transferred to non-accrual and three loans totaling $1.8 million were restructured as TDR.

Interest income on loans is recognized on the accrual basis. The accrual of income on loans is discontinued when certain factors, such as contractual delinquency of 90 days or more, indicate reasonable doubt as to the timely collectability of such income. Additionally, uncollected interest previously recognized on non-accrual loans is reversed from interest income at the time the loan is placed on non-accrual status. Loans in default 90 days or more, as to their maturity date but not their payments, continue to accrue interest as long as the borrower continues to remit monthly payments.

The following table shows non-performing assets at the periods indicated:

(In thousands)	March 31, 2012	December 31, 2011
Loans 90 days or more past due and still accruing:
Multi-family residential	$ --	$ 6,287
Commercial real estate	--	92
Construction	108	--
Total	108	6,379

Non-accrual loans:
Multi-family residential	25,986	19,946
Commercial real estate	24,876	19,895
One-to-four family - mixed-use property	23,475	28,429
One-to-four family - residential	12,337	12,766
Co-operative apartments	110	152
Construction	11,944	14,721
Small business administration	592	493
Commercial business and other	20,478	14,660
Total	119,798	111,062

Total non-performing loans	119,906	117,441

Other non-performing assets:
Real estate acquired through foreclosure	3,604	3,179
Investment securities	3,035	2,562
Total	6,639	5,741

Total non-performing assets	$ 126,545	$ 123,182

Included in non-accrual loans were nine loans totaling $23.2 million and seven loans totaling $17.5 million which were restructured as TDR which were not performing in accordance with their restructured terms at March 31, 2012 and December 31, 2011, respectively.

The Bank's non-performing assets totaled $126.5 million at March 31, 2012, an increase of $3.4 million from $123.2 million at December 31, 2011. Total non-performing assets as a percentage of total assets were 2.90% at March 31, 2012 compared to 2.87% at December 31, 2011. The ratio of allowance for loan losses to total non-performing loans was 26% at March 31, 2012 and December 31, 2011.

During the three months ended March 31, 2012, 37 loans totaling $29.2 million, (net of $0.7 million in charge-offs), were added to non-performing loans, 19 loans totaling $12.0 million were returned to performing status, six loans totaling $1.6 million were paid in full, 16 loans totaling $7.0 million were sold, three loans totaling $1.4 million were transferred to other real estate owned, and charge-offs of $4.7 million were recorded on non-performing loans that were non-performing at the beginning of the first quarter of 2012.

Non-performing investment securities include two pooled trust preferred securities for which we are not receiving payments. At March 31, 2012, these investment securities had a combined amortized cost and market value of $8.3 million and $3.0 million, respectively.

Performing loans delinquent 60 to 89 days were $12.4 million at March 31, 2012, a decrease of $1.5 million from $13.9 million at December 31, 2011. Performing loans delinquent 30 to 59 days were $58.8 million at March 31, 2012, a decrease of $3.4 million from $62.2 million at December 31, 2011.

The Bank recorded net charge-offs for impaired loans of $5.7 million, $5.3 million and $5.8 million during the three months ended March 31, 2012 and 2011 and December 31, 2011, respectively.

The following table shows net loan charge-offs for the periods indicated:

	Three Months Ended
(In thousands)	March 31, 2012	March 31, 2011	December 31, 2011
Multi-family residential	$ 1,004	$ 917	$ 2,670
Commercial real estate	1,710	1,950	917
One-to-four family – mixed-use property	1,412	173	1,233
One-to-four family – residential	825	1,474	235
Co-operative apartments	42	--	--
Construction	234	--	385
Small Business Administration	104	323	203
Commercial business and other	395	432	116
Total net loan charge-offs	$ 5,726	$ 5,269	$ 5,759

The Bank considers a loan impaired when, based upon current information, we believe it is probable that we will be unable to collect all amounts due, both principal and interest, according to the original contractual terms of the loan. All non-accrual loans are considered impaired. Impaired loans are measured based on the present value of the expected future cash flows discounted at the loan's effective interest rate or at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. The property value of impaired mortgage loans are internally reviewed on a quarterly basis using multiple valuation approaches in evaluating the underlying collateral. These include obtaining a third party appraisal, an income approach or a sales approach. When obtained, third party appraisals are used. The income approach is used for income producing properties, and uses current revenues less operating expenses to determine the net cash flow of the property. Once the net cash flow is determined, the value of the property is calculated using an appropriate capitalization rate for the property. The sales approach uses comparable sales prices in the market. In the absence of a third party appraisal, greater reliance is placed on the income approach to value the collateral. The loan balance of impaired mortgage loans is then compared to the property's updated fair value. We consider fair value to be 85% of the market value of the real estate securing the loan. The balance which exceeds fair value is generally charged-off against the allowance for loan losses.

During the three months ended March 31, 2012, we sold delinquent loans and received net proceeds of $9.7 million, resulting in $1.0 million in net charge-offs.

During the three months ended March 31, 2012, mortgage-backed securities decreased $13.4 million, or 1.8%, to $733.9 million from $747.3 million at December 31, 2011. The decrease in mortgage-backed securities during the three months ended March 31, 2012 was primarily due to principal repayments of $37.9 million partially offset by purchases of $24.6 million and a $0.7 million improvement in fair value. During the three months ended March 31, 2012, other securities increased $98.5 million, or 151.0%, to $163.8 million from $65.2 million at December 31, 2011. The increase in other securities during the three months ended March 31, 2012 was primarily due to purchases of $97.9 million. Other securities primarily consist of securities issued by government agencies, mutual or bond funds that invest in government and government agency securities and corporate bonds.

Total liabilities were $3,935.0 million at March 31, 2012, an increase of $64.0 million, or 1.7%, from $3,871.0 million at December 31, 2011. During the three months ended March 31, 2012, due to depositors increased $12.4 million, or 0.4%, to $3,128.9 million, as a result of a $79.9 million increase in core deposits partially offset by a $67.5 million decrease in certificates of deposit. Borrowed funds increased $44.0 million during the three months ended March 31, 2012.

Total stockholders' equity increased $6.0 million, or 1.5%, to $423.0 million at March 31, 2012 from $416.9 million at December 31, 2011. Stockholders' equity increased primarily due to net income of $7.1 million for the three months ended March 31, 2012, an increase in other comprehensive income of $1.4 million primarily due to an increase in the fair value of the securities portfolio and $1.4 million due to the issuance of shares from the annual funding of certain employee retirement plans through the release of common shares from the Employee Benefit Trust. In addition, the exercise of stock options increase stockholders' equity by $0.3 million, including the income tax benefit realized. These increases were partially offset by the declaration and payment of dividends on the Company's common stock of $4.1 million and the purchase of 97,200 treasury shares at a cost of $1.3 million. Book value per common share was $13.68 at March 31, 2012 compared to $13.49 at December 31, 2011. Tangible book value per common share was $13.16 at March 31, 2012 compared to $12.96 at December 31, 2011.

During the three months ended March 31, 2012, the Company repurchased 97,200 shares of the Company's common stock at an average cost of $13.19 per share. At March 31, 2012, 640,762 shares remain to be repurchased under the current stock repurchase program. Stock will be purchased under the current stock repurchase program from time to time, in the open market or through private transactions, subject to market conditions. There is no expiration or maximum dollar amount under this authorization.

Reconciliation of GAAP Earnings and Core Earnings

Although core earnings are not a measure of performance calculated in accordance with GAAP, the Company believes that its core earnings are an important indication of performance through ongoing operations. The Company believes that core earnings are useful to management and investors in evaluating its ongoing operating performance, and in comparing its performance with other companies in the banking industry, particularly those that do not carry financial assets and financial liabilities at fair value. Core earnings should not be considered in isolation or as a substitute for GAAP earnings. During the periods presented, the Company calculated core earnings by adding back or subtracting, net of tax, the net gain or loss recorded on financial assets and financial liabilities carried at fair value and OTTI charges.

	Three Months Ended
	March 31, 2012	March 31, 2011	December 31, 2011
	(In thousands, except per share data)

GAAP income before income taxes	$ 11,687	$ 13,011	$ 13,835

Net (gain) loss from fair value adjustments	448	655	(695)
Other-than-temporary impairment charges	--	926	--

Core income before taxes	12,135	14,592	13,140
Provision for income taxes for core income	4,754	5,755	5,358

Core net income	$ 7,381	$ 8,837	$ 7,782

GAAP diluted earnings per common share	$ 0.23	$ 0.26	$ 0.27

Net (gain) loss from fair value adjustments	0.01	0.01	(0.01)
Other-than-temporary impairment charges	--	0.02	--

Core diluted earnings per common share*	$ 0.24	$ 0.29	$ 0.26

* Core diluted earnings per common share may not foot due to rounding.

Reconciliation of GAAP Earnings and Core Earnings before Provision for Loan Losses and Income Taxes

Although core earnings before the provision for loan losses and income taxes are not a measure of performance calculated in accordance with GAAP, the Company believes this measure of earnings is an important indication of earnings through ongoing operations that are available to cover possible loan losses and OTTI charges. The Company believes this earnings measure is useful to management and investors in evaluating its ongoing operating performance. During the periods presented, the Company calculated this earnings measure by adjusting GAAP income before income taxes by adding back the provision for loan losses and adding back or subtracting the net gain or loss recorded on financial assets and financial liabilities carried at fair value and OTTI charges.

	Three Months Ended
	March 31, 2012	March 31, 2011	December 31, 2011
	(In thousands)

GAAP income before income taxes	$ 11,687	$ 13,011	$ 13,835

Provision for loan losses	6,000	5,000	6,500
Net (gain) loss from fair value adjustments	448	655	(695)
Other-than-temporary impairment charges	--	926	--

Core net income before the provision for loan losses and income taxes	$ 18,135	$ 19,592	$ 19,640

About Flushing Financial Corporation

Flushing Financial Corporation is the parent holding company for Flushing Savings Bank, FSB (the "Bank"), a federally chartered stock savings bank insured by the FDIC. Flushing Bank is a trade name of Flushing Savings Bank, FSB. The Bank serves consumers and businesses by offering a full complement of deposit, loan and cash management services through its seventeen banking offices located in Queens, Brooklyn, Manhattan and Nassau County. The Bank also operates an online banking division, iGObanking.com®, which offers competitively priced deposit products to consumers nationwide. Flushing Commercial Bank, a wholly-owned subsidiary, provides banking services to public entities including counties, cities, towns, villages, school districts, libraries, fire districts and the various courts throughout the metropolitan area.

Additional information on Flushing Financial Corporation may be obtained by visiting the Company's website at http://www.flushingbank.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this Press Release relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, risk factors discussed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and in other documents filed by the Company with the Securities and Exchange Commission from time to time. Forward-looking statements may be identified by terms such as "may," "will," "should," "could," "expects," "plans," "intends," "anticipates," "believes," "estimates," "predicts," "forecasts," "potential" or "continue" or similar terms or the negative of these terms. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. The Company has no obligation to update these forward-looking statements.

- Statistical Tables Follow -

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in thousands, except per share data)
(Unaudited)

	March 31, 2012	December 31, 2011
ASSETS
Cash and due from banks	$ 35,390	$ 55,721
Securities available for sale:
Mortgage-backed securities	733,873	747,288
Other securities	163,760	65,242
Loans:
Multi-family residential	1,418,254	1,391,221
Commercial real estate	557,688	580,783
One-to-four family ― mixed-use property	681,389	693,932
One-to-four family ― residential	214,163	220,431
Co-operative apartments	5,409	5,505
Construction	42,655	47,140
Small Business Administration	13,665	14,039
Taxi medallion	49,391	54,328
Commercial business and other	231,674	206,614
Net unamortized premiums and unearned loan fees	14,410	14,888
Allowance for loan losses	(30,618)	(30,344)
Net loans	3,198,080	3,198,537
Interest and dividends receivable	18,434	17,965
Bank premises and equipment, net	24,053	24,417
Federal Home Loan Bank of New York stock	32,221	30,245
Bank owned life insurance	84,150	83,454
Goodwill	16,127	16,127
Core deposit intangible	820	937
Other assets	51,049	48,016
Total assets	$ 4,357,957	$ 4,287,949

LIABILITIES
Due to depositors:
Non-interest bearing	$ 131,428	$ 118,507
Interest-bearing:
Certificate of deposit accounts	1,461,651	1,529,110
Savings accounts	331,242	349,630
Money market accounts	193,569	200,183
NOW accounts	1,011,001	919,029
Total interest-bearing deposits	2,997,463	2,997,952
Mortgagors' escrow deposits	41,243	29,786
Borrowed funds	729,161	685,139
Other liabilities	35,706	39,654
Total liabilities	3,935,001	3,871,038

STOCKHOLDERS' EQUITY
Preferred stock (5,000,000 shares authorized; none issued)	--	--
Common stock ($0.01 par value; 100,000,000 shares authorized; 31,530,595 shares issued at March 31, 2012 and December 31, 2011; 30,919,551 shares and 30,904,177 shares outstanding at March 31, 2012 and December 31, 2011, respectively)	315	315
Additional paid-in capital	197,325	195,628
Treasury stock (611,044 shares and 626,418 shares at March 31, 2012 and December 31, 2011, respectively)	(7,410)	(7,355)
Retained earnings	226,553	223,510
Accumulated other comprehensive income, net of taxes	6,173	4,813
Total stockholders' equity	422,956	416,911

Total liabilities and stockholders' equity	$ 4,357,957	$ 4,287,949

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)
(Unaudited)

	For the three months ended March 31,
	2012	2011

Interest and dividend income
Interest and fees on loans	$46,560	$48,690
Interest and dividends on securities:
Interest	7,631	8,107
Dividends	207	202
Other interest income	17	27
Total interest and dividend income	54,415	57,026

Interest expense
Deposits	10,910	12,334
Other interest expense	6,160	7,537
Total interest expense	17,070	19,871

Net interest income	37,345	37,155
Provision for loan losses	6,000	5,000
Net interest income after provision for loan losses	31,345	32,155

Non-interest income
Other-than-temporary impairment ("OTTI") charge	--	(3,616)
Less: Non-credit portion of OTTI charge recorded in Other Comprehensive Income, before taxes	--	2,690
Net OTTI charge recognized in earnings	--	(926)
Loan fee income	466	434
Banking services fee income	455	461
Net loss from fair value adjustments	(448)	(655)
Federal Home Loan Bank of New York stock dividends	385	500
Bank owned life insurance	696	667
Other income	324	390
Total non-interest income	1,878	871

Non-interest expense
Salaries and employee benefits	11,041	10,027
Occupancy and equipment	1,930	1,867
Professional services	1,722	1,599
FDIC deposit insurance	1,017	1,428
Data processing	976	1,005
Depreciation and amortization	834	766
Other real estate owned / foreclosure expense	712	337
Other operating expenses	3,304	2,986
Total non-interest expense	21,536	20,015

Income before income taxes	11,687	13,011

Provision for income taxes
Federal	3,624	3,912
State and local	934	1,146
Total taxes	4,558	5,058

Net income	$7,129	$7,953

Basic earnings per common share	$0.23	$0.26
Diluted earnings per common share	$0.23	$0.26
Dividends per common share	$0.13	$0.13

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL DATA
(Dollars in thousands, except per share data)
(Unaudited)

	At or for the three months ended March 31,
	2012	2011
Per Share Data
Basic earnings per share	$ 0.23	$ 0.26
Diluted earnings per share	$ 0.23	$ 0.26
Average number of shares outstanding for:
Basic earnings per common share computation	30,395,582	30,620,483
Diluted earnings per common share computation	30,419,862	30,686,066
Book value per common share (1)	$13.68	$12.57
Tangible book value per common share (2)	$13.16	$12.05

Average Balances
Total loans, net	$ 3,193,967	$ 3,248,664
Total interest-earning assets	4,062,269	4,106,043
Total assets	4,297,325	4,320,974
Total due to depositors	3,009,090	3,085,868
Total interest-bearing liabilities	3,731,245	3,805,864
Stockholders' equity	419,482	389,453
Common stockholders' equity	419,482	389,453
Performance Ratios (3)
Return on average assets	0.66%	0.74%
Return on average equity	6.80	8.17
Yield on average interest-earning assets	5.36	5.56
Cost of average interest-bearing liabilities	1.83	2.09
Interest rate spread during period	3.53	3.47
Net interest margin	3.68	3.62
Non-interest expense to average assets	2.00	1.85
Efficiency ratio (4)	53.41	50.45
Average interest-earning assets to average interest-bearing liabilities	1.09 X	1.08 X

(1) Calculated by dividing common stockholders' equity of $423.0 million and $394.1 million at March 31, 2012 and 2011, respectively, by 30,919,551 and 31,350,727 shares outstanding at March 31, 2012 and 2011, respectively.
(2) Calculated by dividing tangible common stockholders' equity of $406.8 million and $377.6 million at March 31, 2012 and 2011, respectively, by 30,919,551 and 31,350,727 shares outstanding at March 31, 2012 and 2011, respectively. Tangible common stockholders' equity is total stockholders' equity less intangible assets (goodwill and core deposit intangible, net of deferred taxes).
(3) Ratios for the three months ended March 31, 2012 and 2011 are presented on an annualized basis.
(4) Calculated by dividing non-interest expense (excluding OREO expense) by the total of net interest income and non-interest income (excluding net gain/loss from fair value adjustments, OTTI charges, net gains on the sale of securities and certain non-recurring items).

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL DATA
(Dollars in thousands)
(Unaudited)

	At or for the three months ended March 31, 2012	At or for the year ended December 31, 2011
Selected Financial Ratios and Other Data

Regulatory capital ratios (for Flushing Savings Bank only):
Core capital (well capitalized = 5%)	9.54%	9.63%
Tier 1 risk-based capital (well capitalized = 6%)	13.98	14.26
Total risk-based capital (well capitalized = 10%)	15.02	15.32

Capital ratios:
Average equity to average assets	9.76%	9.36%
Equity to total assets	9.71	9.72
Tangible common equity to tangible assets	9.37	9.38

Asset quality:
Non-accrual loans	$ 119,798	$ 111,062
Non-performing loans	119,906	117,441
Non-performing assets	126,545	123,182
Net charge-offs	5,726	18,855

Asset quality ratios:
Non-performing loans to gross loans	3.73%	3.65%
Non-performing assets to total assets	2.90	2.87
Allowance for loan losses to gross loans	0.95	0.94
Allowance for loan losses to non-performing assets	24.20	24.63
Allowance for loan losses to non-performing loans	25.53	25.84

Full-service customer facilities	17	16

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
NET INTEREST MARGIN
(Dollars in thousands)
(Unaudited)

	For the three months ended March 31,
	2012			2011
	Average Balance	Interest	Yield/ Cost	Average Balance	Interest	Yield/ Cost
Assets
Interest-earning assets:
Mortgage loans, net (1)	$ 2,906,820	43,197	5.94%	$ 2,947,028	44,934	6.10%
Other loans, net (1)	287,147	3,363	4.68	301,636	3,756	4.98
Total loans, net	3,193,967	46,560	5.83	3,248,664	48,690	6.00
Mortgage-backed securities	706,576	7,013	3.97	743,637	7,854	4.22
Other securities	116,757	825	2.83	55,807	455	3.26
Total securities	823,333	7,838	3.81	799,444	8,309	4.16
Interest-earning deposits and federal funds sold	44,969	17	0.15	57,935	27	0.19
Total interest-earning assets	4,062,269	54,415	5.36	4,106,043	57,026	5.56
Other assets	235,056			214,931
Total assets	$ 4,297,325			$ 4,320,974

Liabilities and Equity
Interest-bearing liabilities:
Deposits:
Savings accounts	$ 339,059	228	0.27	$ 376,746	575	0.61
NOW accounts	980,775	1,650	0.67	831,028	1,774	0.85
Money market accounts	195,102	164	0.34	363,614	459	0.50
Certificate of deposit accounts	1,494,154	8,857	2.37	1,514,480	9,514	2.51
Total due to depositors	3,009,090	10,899	1.45	3,085,868	12,322	1.60
Mortgagors' escrow accounts	38,238	11	0.12	35,964	12	0.13
Total deposits	3,047,328	10,910	1.43	3,121,832	12,334	1.58
Borrowed funds	683,917	6,160	3.60	684,032	7,537	4.41
Total interest-bearing liabilities	3,731,245	17,070	1.83	3,805,864	19,871	2.09
Non interest-bearing deposits	114,489			99,112
Other liabilities	32,109			26,545
Total liabilities	3,877,843			3,931,521
Equity	419,482			389,453
Total liabilities and equity	$ 4,297,325			$ 4,320,974

Net interest income /
net interest rate spread		$ 37,345	3.53%		$ 37,155	3.47%

Net interest-earning assets /
net interest margin	$ 331,024		3.68%	$ 300,179		3.62%

Ratio of interest-earning assets to
interest-bearing liabilities			1.09 X			1.08 X

(1) Loan interest income includes loan fee income (which includes net amortization of deferred fees and costs, late charges, and prepayment penalties) of approximately $0.7 million and $0.3 million for the three months ended March 31, 2012 and 2011, respectively.
CONTACT: David W. Fry
         Executive Vice President, Treasurer and
         Chief Financial Officer
         Flushing Financial Corporation
         (718) 961-5400